Exhibit 3.7

Certificate of Ownership and Merger
Merging Southern Peru Limited
into
Southern Peru Copper Corporation

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

Southern Peru Copper Corporation, a Delaware corporation (“SPCC”), hereby certifies as follows:

First: Southern Peru Limited (“SPL”) and SPCC were incorporated pursuant to the General Corporation Law of the State of Delaware on December 12, 1952 and September 7, 1995, respectively.

Second: SPCC owns 100% of the outstanding shares of the Common Stock, par value $0.01 per share, of SPL.

Third: On September 10, 1998, the directors of SPCC adopted the resolutions attached hereto as Exhibit A which are incorporated herein by reference.

Fourth: SPCC shall be the surviving corporation in the Merger and following the Merger the name of the corporation shall be Southern Peru Copper Corporation.

Fifth: This Certificate of Ownership and Merger shall be effective at 11:59 p.m., E.S.T. on December 31, 1998.

Sixth: SPCC has caused this Certificate to be signed by Kevin R. Morano, its Vice President, this 30th day of December, 1998.

SOUTHERN PERU COPPER CORPORATION

By:	/s/ Kevin R. Morano
Kevin R. Morano
Vice President

Exhibit A

RESOLUTION OF
THE BOARD OF DIRECTORS OF
SOUTHERN PERU COPPER CORPORATION

WHEREAS, Southern Peru Copper Corporation (the “ Corporation”) is a corporation organized under the General Corporation Law of the State of Delaware; and

WHEREAS, Southern Peru Limited (“Limited”) is a corporation organized under the General Corporation Law of the State of Delaware; and

WHEREAS, the Corporation owns all of the issued and outstanding shares of the common stock of Limited; and

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation that Limited be merged into the Corporation;.

NOW, THEREFORE, BE IT RESOLVED, that Limited be merged into the Corporation, subject to the terms hereinafter provided; and

FURTHER RESOLVED, that the merger is subject to receipt by the Corporation of written opinions as to tax matters from tax counsel in the United States and in Peru, satisfactory to the Chairman, the President, or K. R. Morano, Vice-President; and

FURTHER RESOLVED, that the Board of Directors of the Corporation may terminate the merger at any time prior to the time the merger is effective in accordance with Delaware law; and

FURTHER RESOLVED, that this resolution may be amended at any time prior to such time as the merger is effective in accordance with Delaware law; and

FURTHER RESOLVED, that the Chairman, the President, or K. R. Morano, Vice-President, or such person or persons as any of them shall delegate, are hereby authorized to execute deliver and file any agreements, certificates, or other documents, and to take all such other action, as shall be necessary in connection with the merger.